July 13, 2005


Mail Stop 4561

Ms. Sian Herbert-Jones
Chief Financial Officer
Sodexho Alliance, SA
3, avenue Newton
78180 Montigny-le-Bretonneux
France

Re:	Sodexho Alliance, SA
Form 20-F for the year ended August 31, 2004
File No. 001-31274


Dear Ms. Herbert-Jones:

      We have completed our review of your Form 20-F and related filings and do not, at this time, have any further comments.


							Sincerely,



Daniel L. Gordon
Branch Chief


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Hewitt Associates, Inc.
December 28, 2004
Page 1